UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2005

Morton’s Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-12692	13-3490149
(Commission File Number)	(IRS Employer Identification No.)

3333 New Hyde Park Road, Suite 210

                    New Hyde Park, New York 11042

(Address of principal executive offices and zip code)

                        (516) 562-2727

(Registrant’s telephone number, including area code)

                            N/A

(Former name or former address, if changed since last report)

Item 1.01.	Entry into a Material Definitive Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 31, 2005, Allen J. Bernstein retired from his positions as Chairman, President and Chief Executive Officer of Morton’s Restaurant Group, Inc. (the “Company”).

On December 30, 2005, the Company entered into a separation agreement with Mr. Bernstein in connection with his retirement. The agreement provides that Mr. Bernstein is entitled to the following benefits: (i) his annual bonus for 2005; and (ii) a payment of $7 million, payable in twelve quarterly installments beginning January 3, 2006. In addition, Mr. Bernstein has the option of purchasing for the cash surrender value, life insurance policies that the Company has on his life. With respect to his equity interest in Morton’s Holdings, LLC, the Company’s indirect parent, Mr. Bernstein has become fully vested in his common units that were subject to time vesting and will be entitled to continue to vest in common units subject to performance vesting. Mr. Bernstein will be subject to a customary confidentiality provision and, for a period of three years, may not take any action to disparage or criticize the Company or any of its subsidiaries. The Company expects to incur a charge in the fourth quarter of fiscal 2005 with respect to the above separation payments to Mr. Bernstein. A copy of Mr. Bernstein’s separation agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Concurrently with the retirement of Mr. Bernstein, the Company has appointed Thomas J. Baldwin, age 50, as Chairman, Chief Executive Officer and President. Previously, he served as Executive Vice President and Chief Financial Officer from January 1997 until December 2005. He served as Senior Vice President, Finance from June 1992 and Vice President, Finance from December 1988. In addition, Mr. Baldwin served as Chief Financial Officer and Treasurer from December 1988 until December 2005. From October 2002 to December 2005, Mr. Baldwin also served as Secretary after serving as Assistant Secretary since 1988. Mr. Baldwin has been a director since February 2003 and previously was a director from November 1998 through July 2002. His previous experience includes two years at Citicorp and seven years at General Foods Corp., now part of Kraft Foods. Mr. Baldwin is a member of the board of directors of the March of Dimes Connecticut Division. The material terms of Mr. Baldwin’s employment in his new capacity have not yet been finalized.

Concurrently with the promotion of Mr. Baldwin to Chairman, Chief Executive Officer and President of the Company, the Company has appointed Ronald M. DiNella, age 45, as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. Previously, he served as Senior Vice President, Finance for Morton’s of Chicago, Inc., the Company’s indirect wholly-owned subsidiary, from March 1998 until December 2005, and as its Vice President, Finance from December 1992 until February 1998. Mr. DiNella’s previous experience also includes nine years with Arnie Morton’s Management Group, a local Chicago restaurant chain headed by Morton’s co-founder, Arnie Morton, where he served as Controller. Mr. DiNella serves on the board of directors of the Illinois Restaurant Association and is its immediate past chairman. Mr. DiNella is a licensed Certified Public Accountant in the State of Illinois.

On December 31, 2005, the Company’s indirect parent, Morton’s Holdings, LLC, elected Robert A. Goldschmidt to serve as a director and as Chairman of its Audit Committee. Mr. Goldshmidt is currently retired, and from time to time serves as an independent consultant. Mr. Goldschmidt previously served as the Chief Financial Officer for the Archdiocese of New York from November 1994 to February 2002. Mr. Goldschmidt is a Certified Public Accountant and a Professional Engineer.

Item 9.01	Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

	Exhibit 10.1	Letter Agreement, dated December 30, 2005, between Morton’s Restaurant Group, Inc. and Allen J. Bernstein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORTON’S RESTAURANT GROUP, INC.

Date: January 6, 2006	/s/ Thomas J. Baldwin

Thomas J. Baldwin
Chairman, Chief Executive Officer and
President